AXM Pharma Completes Acquisition of Controlling Interest in  Chinese Pharmaceutical Distributor

NEW YORK, NY.--(BUSINESS WIRE)-- AXM Pharma, Inc. (Pink Sheets: AXMP.PK), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has completed the acquisition of a 51% interest in Liaoning Ming Cheng Medical & Pharmaceutical Co., Ltd. ("Ming Cheng") through the issuance of 3.7 million shares of AXM Pharma's common stock. Founded in 2000, Ming Cheng is a  distributor of pharmaceutical and other medical products in China.  The acquisition closed on July 1, 2006. AXM will consolidate the results of Ming Cheng for financial reporting purposes beginning in the Company’s third quarter.

Founded in 2002, Ming Cheng is located in Shenyang, a key pharmaceutical distribution center in northeastern China, and is mainly engaged in the distribution of patented Chinese Medicines, antibiotics, biochemical medicines and healthcare products. Ming Cheng’s sales are primarily in Beijing, Tianjin and the provinces of Hebei, Liaoning, Jilin and Heilongjiang. Ming Cheng distributes over 5,000 products and has exclusive distribution rights to approximately 100 products. The company has approximately 100 employees and sells to approximately 13,000 wholesalers and retail outlets.

“We are pleased that we were able to complete the acquisition of a majority interest in Ming Cheng," said Wang Weishi, CEO of AXM Pharma. "Ming Cheng’s large customer will allow us to market our innovative pharmaceutical products to an expanded customer base. In addition, its broad range of innovative products, including many proprietary products, will allow us to penetrate new markets and further expand the customer base. We believe this transaction should enable the company to significantly increase revenue during the second half of the year, and improve its operating results."

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an

operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300